PROSPECTUS	Pricing Supplement No. 3624
Dated September 5, 2000	Dated: January 29, 2001
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 7, 2000	No. 333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: January 29, 2001

Settlement Date (Original Issue Date): February 1, 2001

Maturity Date: November 1, 2005

Principal Amount (in Specified Currency): USD600,000,000

Price to Public (Issue Price): 104.036%

Agent's Discount or Commission: 0.3125%

Net Proceeds to Issuer: $622,341,000 (plus accrued interest from November 2, 2000)

Interest Rate Per Annum: 6.80%

Interest Payment Date(s):

X Semi-Annually on May 1 and November 1, commencing May 1, 2001 (with respect to the period from and including February 1, 2001 to but excluding May 1, 2001) and on the

Maturity Date.

___ Other:

CUSIP Number: 36962GVM3

ISIN Number: US36962GVM31

Common Code: 012016255

Form of Notes:

X DTC registered ___ non-DTC registered

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE

DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS

ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate) Page 2
Pricing Supplement No. 3624
Dated January 29, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated September 7, 2000.

The Notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Company s issue of USD 750,000,000 6.80% Notes due November 1, 2005, described in the Company s Pricing Supplement number 3589 dated November 1, 2000.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

(Fixed Rate) Page 3
Pricing Supplement No. 3624
Dated January 29, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880

Additional Information:

General.

At September 30, 2000, the Company had outstanding indebtedness totaling $189.922 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2000 excluding subordinated notes payable after one year was equal to $189.224 billion.

Recent Development:

On May 25, 2000, the Company s Board of Directors adopted resolutions approving the reincorporation and change of domicile of General Electric Capital Corporation from New York to Delaware. This reincorporation is currently expected to occur in the first or second quarter of 2001.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

	Year Ended December 31,				Nine Months ended September 30, 2000
1995	1996	1997	1998	1999

1.51	1.53	1.48	1.50	1.60	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.
(Fixed Rate) Page 4
Pricing Supplement No. 3624
Dated January 29, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880

Plan of Distribution:

The Notes are being purchased by the following institutions (collectively, the "Underwriters"), as principal, at 104.036% of the aggregate principal amount less an underwriting discount equal to 0.31250% of the principal amount of the Notes.

Institution Lehman Brothers Inc.	Commitment $300,000,000
Goldman Sachs & Co.	$300,000,000
Total	$600,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.